Exhibit 10.12

SUBSCRIPTION AGREEMENT

To:	The	Board of Directors of Larkspur Health Acquisition Corp.

The undersigned hereby subscribes for 9,584 shares of Class B common stock, par value $0.0001 per share (the “Shares”) of Larkspur Health Acquisition Corp, a Delaware corporation (the “Company”). In consideration for the issue of the Shares, the undersigned hereby agrees and undertakes to pay $111 to the Company.

The undersigned agrees to take the Shares subject to the Certificate of Incorporation of the Company and authorizes you to enter the following name and address in the stockholder ledger of the Company:

Name:	Raj Mehra, Ph.D., J.D.

Address:	209 Lukes Woods Road New Canaan, CT 06840

/s/ Raj Mehra, Ph.D., J.D.
Raj Mehra, Ph.D., J.D.

Dated:	4/30/2021

Accepted:

Larkspur Health Acquisition Corp.

Signed:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chairman; Chief Executive Officer

Dated:	April 30, 2021